Bacterin Reports Third Quarter 2012 Financial Results

Revenue Increases 18%; Company Reports 71% Gross Margins and Attains Operational Profitability

Conference Call at 4:30pm ET to Discuss Third Quarter 2012 Results

BELGRADE, Mont. November 07, 2012 - Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, today announced its financial results for the third quarter ended September 30, 2012:

Highlights:

•	Revenue increased 18% to $8.9 million in the third quarter of 2012, compared to the $7.5 million for the same period a year ago;
•	The Company reported positive operating income of $213,000 for the third quarter of 2012. In addition, the Company reported EBITDA of approximately $820,000 compared to $8,000 in the previous quarter and $(316,000) for the third quarter of 2011;
•	Gross Margin was 71% and within the Company’s previous guidance of 70 to 75%;
•	The Company secured $25 million in financing with OrbiMed;
•	New marketing programs focused on surgeon education and training have already launched;
•	Inventory increased 54% to $14.5 million, compared to $9.4 million at the end of 2011. Q3 marks the first full quarter since exiting its back order status. Sales personnel are building their pipelines and getting deeper into sales cycles without manufacturing limitation;
•	Positive clinical results were published on the use of Bacterin's OsteoSponge® SC product for regeneration of subchondral bone, in the peer-reviewed journal Foot & Ankle Specialist;
•	A fourth national GPO contract was announced, with Premier Healthcare Alliance.
•	Hospital accounts in Q3 2012 increased to 900 facilities, compared to 768 facilities in Q2 2012.

Management Commentary

“Bacterin had a very productive third quarter, reaching new milestones, and turning the corner from a slower first half that had been impacted by production issues that are now resolved,” said Guy Cook, CEO of Bacterin. “We generated over $ 800,000 dollars in positive EBITDA, up from about break even in the previous quarter, and more than a quarter million loss one year ago. We delivered our first quarter of positive operating income, and continued to report strong gross margins at 71%. With the ramp in revenue, we are beginning to get a glimpse of the earnings potential of the company.”

Mr. Cook continued, “We expect revenue in Q4 to be even better and to further support this sales expansion, we have already launched new marketing investments. Bacterin has instituted a key opinion leader (KOL) program enabling top surgeons to travel to our Montana headquarters, witness the production of OsteoSponge and become greater advocates for our products. We have also started more training sessions in the field to help surgeons gain a comprehensive understanding of the intended uses, capabilities and performance of OsteoSponge. With the recent financing secured from OrbiMed, in addition to being EBITDA positive, we now have greater capital and flexibility to accelerate the awareness of our products, with these types of campaigns, which we did not have before.

“In the past, surgeons who had been introduced to our products, ordered it in such rapid abundance, we slipped into a backorder situation. New clean rooms will be ready to go by Q1 2013, an upgrade which supports throughput capacity of $120-$150 million. With capital and capacity needs met, we can now focus our attention more fully on restoring growth trends in sales and anticipated profitability, to industry best levels.”

Q3 2012 Financial Results

Revenue for the three months ended September 30, 2012 increased 18% to $8,879,765 compared to $7,539,501 in the comparable prior year period. The increase was largely the result of increased sales generated from our direct sales force and independent distributors compared to the third quarter of 2011.

Costs of tissue sales consist primarily of tissue and medical device manufacturing costs. Costs of sales increased by 97% or $1.3 million to $2.6 million compared to $1.3 million for the three months ended September 30, 2011. As a percentage of tissue sales, cost of tissue sales was 29% of revenues for the third quarter of 2012 compared to 17% in the comparable prior year period. In the last quarter of 2011, we experienced an increase to the percentage of our overhead expense allocated to cost of tissue sales based upon increased production which resulted in a higher cost of tissue sales than the prior year period.

Gross profit margin for the quarter was 71%, as compared to 72% in the previous quarter and 83% in the year-ago quarter.

Operating expenses decreased 22%, or $1.7 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.

General and administrative expenses increased 13%, or $290,037, to $2.4 million for the three months ended September 30, 2012 compared to the same period of 2011. The increase is primarily due to higher administrative costs supporting the higher revenue in addition to added rental and maintenance expense for increased operational space.

As a percentage of revenue, selling and marketing expenses decreased to 38% in the third quarter of 2012 from 64% in the third quarter of 2011. The decrease was primarily the result of more variable compensation paid to our direct sales force compared to salaries earned in the comparable period of 2011 and a lower corporate sales commission structure.

EBITDA for the quarter totaled $820,154, compared to EBITDA of $8,000 for the previous quarter, and an EBITDA loss of $(315,898) for the third quarter of 2011.

YTD 2012 Financial Results

Revenue for the nine months ended September 30, 2012 increased 18% to $24.9 million compared to $21.0 million in the comparable prior year period. The increase of $3.8 million was largely the result of increased sales generated from our direct sales force and independent distributors compared to the first nine months of 2011.

Costs of tissue sales consist primarily of tissue and medical device manufacturing costs. Costs of sales increased by 68% or $2.7 million to $6.8 million for the first nine months of 2012. The increase was largely the result of increased costs associated with our higher sales. As a percentage of tissue sales, cost of tissue sales was 27% of revenues for the first three quarters of 2012 compared to 19% in the comparable prior year period. In the last quarter of 2011, we experienced an increase to the percentage of our overhead expense allocated to cost of tissue sales based upon increased production which resulted in a higher cost of tissue sales than the prior year period.

Gross profit margin was 73%, as compared to 81% in the previous period.

Operating expenses decreased 6%, or $1.3 million, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

General and administrative expenses increased 22%, or $1.3 million to $7,349,852, for the nine months ended September 30, 2012 compared to the same period of 2011. The increase is primarily due to higher administrative costs supporting the higher revenue in addition to added rental and maintenance expense for increased operational space.

As a percentage of revenue, selling and marketing expenses decreased to 46% in the first nine months of 2012 from 64% in the first nine months of 2011. The decrease was primarily the result of more variable compensation paid to our direct sales force compared to salaries earned in the comparable period of 2011 and a lower corporate sales commission structure.

EBITDA for the first nine months of 2012 totaled $292,657 compared an EBITDA loss of $(1.4) million for the comparable period of 2011.

Cash and cash equivalents and net accounts receivable was $15.8 million at September 30, 2012, compared to a total of $7.8 million at June 30, 2012.

“We believe that product constraints were a short term issue we have resolved and that the future and long term opportunity for Bacterin products, in multi-billion dollar addressable markets, remain very strong. Accordingly, we are narrowing our 2012 revenue guidance to $35 to $37 million, within the previously stated revenue guidance range of $35 to $40 million," said Mr. Cook.

Conference Call Details:

Conference Call Details:

Date: Wednesday, November 7, 2012
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-1429
International: 1-480-629-9857
Conference ID#: 4572762

The conference call will be broadcast simultaneously and available for replay here and at the investor section of the company's Web site at http://bacterin.com/index.htm.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Hayden IR at 1-646-755-7412.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 7, 2012.

Replay number:                   1-877-870-5176

International replay number:                  1-858-384-5517

Replay pin number:                   4572762

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure.

Bacterin International Holdings, Inc.

Reconciliation of Net (Loss) Income From Operations to EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Loss from ops	212,711	(1,565,632)	(1,407,809)	(3,781,928)
Depreciation	88,112	119,213	302,392	253,259
Allocated depreciation	94,486	94,486	283,458	283,458
Stock option comp	237,978	327,505	623,565	708,704
Non-cash stock comp	186,867	708,530	491,051	1,097,005
	820,154	(315,898)	292,657	(1,439,502)

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of increased taxation, changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,615,988	$751,111
Trade accounts receivable, net of allowance for doubtful accounts of $1,369,443 and $1,232,806, respectively	7,184,558	7,083,354
Inventories, net	13,409,540	8,479,710
Prepaid and other current assets	630,403	289,326
Total current assets	29,840,489	16,603,501

Non-current inventories	1,083,208	920,542
Property and equipment, net	4,883,231	3,774,140
Intangible assets, net	586,975	656,133
Goodwill	728,618	728,618
Other assets	1,324,338	486,914

Total Assets	$38,446,859	$23,169,848

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,055,348	$2,654,263
Accounts payable - related party	429,081	513,193
Accrued liabilities	2,250,617	3,762,211
Warrant derivative liability	951,361	2,344,516
Current portion of capital lease obligations	175,175	33,791
Current portion of royalty liability	845,999	-
Current portion of long-term debt	44,465	1,632,978
Total current liabilities	8,752,046	10,940,952
Long-term Liabilities:
Capital lease obligation, less current portion	335,368	89,580
Long term royalty liability, less current portion	6,546,180
Long-term debt, less current portion	14,221,640	6,638,270
Total Liabilities	29,855,234	17,668,802

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 42,864,250 shares issued and outstanding as of September 30, 2012 and 40,841,218 shares issued and outstanding as of December 31, 2011	43	40
Additional paid-in capital	51,378,943	45,452,732
Retained deficit	(42,787,361)	(39,951,726)
Total Stockholders’ Equity	8,591,625	5,501,046

Total Liabilities & Stockholders’ Equity	$38,446,859	$23,169,848

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
Tissue sales	$8,643,299	$7,237,118	$24,427,853	$20,476,090
Royalties and other	236,466	302,383	430,185	572,690
Total Revenue	8,879,765	7,539,501	24,858,038	21,048,780

Cost of tissue and medical devices sales	2,600,452	1,318,606	6,788,606	4,048,049

Gross Profit	6,279,313	6,220,895	18,069,432	17,000,731

Operating Expenses
General and administrative	2,439,229	2,149,192	7,349,852	6,027,377
Sales and marketing	3,352,394	4,809,592	11,333,946	13,405,018
Depreciation and amortization	88,112	119,213	302,392	253,259
Non-cash consulting expense	186,867	708,530	491,051	1,097,005
Total Operating Expenses	6,066,602	7,786,527	19,477,241	20,782,659

Income (Loss) from Operations	212,711	(1,565,632)	(1,407,809)	(3,781,928)

Other Income (Expense)
Interest expense	(867,894)	(541,163)	(1,276,946)	(1,039,703)
Change in warrant derivative liability	(125,972)	245,024	1,393,155	7,471,409
Other income (expense)	(1,738,202)	(1,302,533)	(1,544,035)	(1,302,533)

Total Other Income (Expense)	(2,732,068)	(1,598,672)	(1,427,826)	5,129,173

Net Income (Loss) Before (Provision) Benefit for Income Taxes	(2,519,357)	(3,164,304)	(2,835,635)	1,347,245

(Provision) Benefit for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Income (Loss)	$(2,519,357)	$(3,164,304)	$(2,835,635)	$1,347,245

Net income (loss) per share:
Basic	$(0.06)	$(0.08)	$(0.07)	$0.04
Dilutive	$(0.06)	$(0.08)	$(0.07)	$0.03

Shares used in the computation:
Basic	42,796,244	39,574,952	42,341,796	38,378,027
Dilutive	42,796,244	39,574,952	42,341,796	43,204,930

Contact:

Hayden IR

James Carbonara, Regional Vice President

646-755-7412

james@haydenir.com

Brett Maas, Managing Partner

646-536-7331

brett@haydenir.com